Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES FOURTH QUARTER
RESULTS AND RECORD ANNUAL EARNINGS

Aiken, South Carolina (February 7, 2022) - Security Federal Corporation (“Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings and results for the quarter and year ended December 31, 2021.  The Company reported net income of $2.0 million, or $0.62 per share, for the quarter ended December 31, 2021 compared to $3.1 million, or $0.94 per share, for the same period in 2020. For the year ended December 31, 2021, net income increased $5.7 million, or 81.2%, to $12.8 million, or $3.93 per share, compared to $7.1 million, or $2.19 per share, during 2020. The increase in annual net income was primarily due to higher net interest income and non-interest income, specifically grant income, during 2021 combined with the release of reserves following significantly higher loan loss provisions during 2020 in response to the potential and unknown economic impact of the ongoing COVID-19 pandemic.

Fourth Quarter Financial Highlights
•	Net interest income increased $321,000, or 3.8%, to $8.7 million primarily due to lower interest expense and higher interest income from loans
•	Non-interest income decreased $189,000, or 6.7%, to $2.6 million
•	Non-interest expense increased $1.6 million, or 21.0%, to $8.9 million
•	Quarterly average interest earning assets increased $110.4 million, or 10.4%, to $1.2 billion
•	Quarterly average interest bearing liabilities increased $48.9 million, or 5.7%, to $906.1 million
	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	12/31/2021	12/31/2020
Total interest income	$ 9,634	$ 9,564
Total interest expense	924	1,175
Net interest income	8,710	8,389
Reversal of provision for loan losses	(134)	-
Net interest income after provision for loan losses	8,844	8,389
Non-interest income	2,642	2,831
Non-interest expense	8,942	7,388
Income before income taxes	2,544	3,832
Provision for income taxes	516	767
Net income	$ 2,028	$ 3,065
Earnings per common share (basic)	$ 0.62	$ 0.94

Annual Comparative Financial Highlights
•	Net interest income increased $2.8 million, or 9.1%, to $33.3 million, primarily due to a 41.9% decrease in interest expense.
•
Non-interest income increased $1.2 million, or 10.6%, primarily due to increases in grant income, ATM and check card fee income, trust income and gain on sale of mortgage loans. The Bank was awarded a $1.8 million grant during the third quarter of 2021 by the Community Development Financial Institutions (CDFI) Rapid Response Program (RRP) in order to provide certified CDFIs with resources to help counter the economic impact of COVID-19 in distressed and underserved communities. The grant proceeds were used to fund qualified loans within the Bank’s target market areas. These increases in non-interest income were partially offset by a decrease of $1.3 million in net gain on sale of investments.

•	Non-interest expense increased $2.3 million, or 7.9%, during 2021 compared to 2020 primarily due to higher salaries and employee benefits expenses and consulting fees.
•	Average interest earning assets grew $119.8 million to $1.1 billion while average interest bearing liabilities increased $43.6 million to $878.8 million.

	Year Ended
(Dollars in Thousands, except for Earnings per Share)	12/31/2021	12/31/2020
Total interest income	$ 37,117	$ 37,096
Total interest expense	3,824	6,582
Net interest income	33,293	30,514
(Reversal of) provision for loan losses	(2,404)	3,600
Net interest income after provision for loan losses	35,697	26,914
Non-interest income	12,633	11,421
Non-interest expense	32,047	29,708
Income before income taxes	16,283	8,627
Provision for income taxes	3,509	1,577
Net income	$ 12,774	$ 7,050
Earnings per common share (basic)	$ 3.93	$ 2.19

Credit Quality

•
We had a negative provision for loan losses of $2.4 million for the year ended December 31, 2021 compared to provision expense of $3.6 million for the year ended December 31, 2020. The negative provision during 2021 resulted from a reduction in qualitative adjustment factors related to improvement in the economic and business conditions at both the national and regional levels as of December 31, 2021.

•	Non-performing assets improved to $2.8 million at December 31, 2021 from $3.6 million at December 31, 2020 and $4.1 million at December 31, 2019.
•	Allowance for loan losses to gross loans was 2.19% at December 31, 2021 compared to 2.64% at December 31, 2020 and 2.01% at December 31, 2019.
Quarter Ended	Year Ended
(Dollars in thousands)	12/31/2021	12/31/2020	12/31/2021	12/31/2020
(Reversal of) provision for loan losses	$ (134)	$ -	$ (2,404)	$ 3,600
Net (recoveries) charge-offs	$ (49)	$ 3	$ (648)	$ (17)

At Period End (dollars in thousands):	12/31/2021	12/31/2020	12/31/2019
Non-performing assets	$ 2,813	$ 3,624	$ 4,114
Non-performing assets to gross loans	0.56%	0.75%	0.90%
Allowance for loan losses	$ 11,087	$ 12,843	$ 9,226
Allowance to gross loans	2.19%	2.64%	2.01%

Balance Sheet Highlights and Capital Management
•	Total assets increased $129.5 million during 2021 to $1.3 billion at December 31, 2021
•	Net loans receivable increased $20.3 million, or 4.2%, during the year to $499.5 million.
•	Investment and mortgage-backed securities increased $98.8 million, or 16.3%, during the year to $706.4 million at December 31, 2021 due to an increase in deposits during the year.
•	Total deposits increased $197.9 million, or 21.6%, to $1.1 billion at December 31, 2021 from $918.1 million at December 31, 2020, primarily due to an increase in commercial checking accounts.
•	Book value per share increased to $35.51 at December 31, 2021 compared to $34.40 at December 31, 2020.
Dollars in thousands (except per share amounts)	12/31/2021	12/31/2020
Total assets	$ 1,301,214	$ 1,171,710
Cash and cash equivalents	27,623	18,506
Total loans receivable, net *	499,497	479,167
Investment and mortgage-backed securities	706,356	607,579
Deposits	1,115,963	918,096
Borrowings	61,940	131,972
Shareholders' equity	115,523	111,906
Book value per share	$ 35.51	$ 34.40
Total risk based capital to risk weighted assets (1)	18.65%	19.89%
CET1 capital to risk weighted assets (1)	17.39%	18.63%
Tier 1 leverage capital ratio (1)	9.87%	9.76%
* Includes PPP loans of $9.8 million at 12/31/2021 and $47.1 million at 12/31/2020
(1) - Ratio is calculated using Bank only information and not consolidated information

Security Federal has 17 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc. The Bank’s two newest branches, located in Augusta, Georgia and Columbia, South Carolina, are under construction but scheduled to open later this year. They will both be full-service branches offering depository banking as well as commercial and consumer lending.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.